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                     August 30, 2023

       Cornelius Boersch
       Chief Executive Officer
       Mountain & Co. I Acquisition Corp.
       4001 Kennett Pike, Suite 302
       Wilmington, DE 19807

                                                        Re: Mountain & Co. I
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 17,
2023
                                                            File No. 001-41021

       Dear Cornelius Boersch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Mario Schollmeyer, Esq.